                                                                   EXHIBIT 23A


                        RALPH E. DAVIS ASSOCIATES, INC.

                    Consultants - Petroleum and Natural Gas
                         3555 Timmons Lane - Suite 1105
                              Houston, Texas 77027
                                 (713) 622-8955


                               FEBRUARY 11, 1998


CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199

                       Report Covering Natural Gas Supply
                             And Owned Oil Reserves
                               December 31, 1997
                       ----------------------------------

Gentlemen:

     Consolidated Natural Gas Company, through its subsidiaries (collectively Consolidated or the Company) is engaged in exploring for, developing, producing, purchasing, gathering, transporting, storing and distributing natural gas, together with by-product operations. The principal market area of the Company's retail operations is in Ohio, Pennsylvania, Virginia and West Virginia. Consolidated operates a regional interstate pipeline system that supplies natural gas to affiliates, and to utilities and end-users in the Midwest, Mid-Atlantic states and the Northeast. Exploration and production activities are carried on primarily in the Appalachian area, the Gulf Coast area (including offshore), the Mid-Continent area, the Permian Basin area, the Rocky Mountain area and in Canada.

      The history of the operations in the Appalachian area covers a period of over 100 years. Prior to 1943, Consolidated's gas supply was obtained from company-owned production and by purchase from fields located within the Appalachian area. From 1943 to 1993 Consolidated purchased gas from pipeline companies which obtained their gas supply from fields in the Gulf Coast and Southwest. Since 1993, however, all remaining long-term gas purchase contracts with pipelines have been replaced with firm transport contracts as the result of Federal Energy
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                                                 RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                               February 11, 1998
                                                                          Page 2

Regulatory Commission (FERC) Order 636. Consolidated purchases gas under contracts with producers and marketers, and also purchases gas on the spot market. A substantial part of these gas supplies are also obtained from fields in the Gulf Coast and Southwest. Since 1957 Consolidated has also been engaged in exploration and production of gas in Louisiana and the Texas Gulf Coast, including offshore. During the twelve months ended December 31, 1997 most of the gas produced and purchased by the Company was obtained from the Southwest. All gas volumes herein are stated at a measuring base of 14.73 pounds per square inch absolute.

                              APPALACHIAN AREA RESERVES

     Studies of the natural gas available from Appalachian gas fields lead us to conclude that the Company may expect to obtain for a number of years a supply from this area. The development which has occurred in this natural gas province has resulted in extensive drilling of shallow formations in much of the area. The entire sedimentary section has not been adequately tested in the Appalachian area and there is the possibility that natural gas is present in commercial quantities below the known producing formations. Consolidated has participated in programs to test deeper formations. Consolidated has also found that reentry into old wells has been beneficial in finding commercial quantities behind pipe.

     We estimate Consolidated's proved reserves in the Appalachian fields, as of December 31, 1997, to be 301 billion cubic feet, (including CNG Producing Company's Appalachian reserves) from company-owned wells and 262 billion cubic feet from gas purchase wells, for a total of 563 billion cubic feet, exclusive of gas in storage reservoirs. Total additions to the reserves controlled by the Company in the Appalachian fields have in the past been substantial. It is possible that future exploration and development will locate appreciable new reserves. In addition, subsidiary companies had remaining working interest oil reserves estimated at 419,367 barrels (including CNG Producing Company's Appalachian oil reserves) in the Appalachian area.
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                                                 RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                               February 11, 1998
                                                                          Page 3

                             CNG PRODUCING COMPANY

     CNG Producing Company is Consolidated's primary exploration and production subsidiary. As of December 31, 1997, the estimated proved working interest reserves of CNG Producing Company are 998 billion cubic feet of gas and 50,473,622 barrels of crude oil and condensate. The foregoing totals include approximately 1 billion cubic feet of gas and 6,466,843 barrels of heavy oil reserves in Canada.

     In the United States, CNG Producing Company has proved reserves in 11 states and the offshore area of the Gulf Coast. The majority of CNG Producing Company's United States reserves are in the Gulf Coast (primarily offshore), the Mid-Continent area and the Rocky Mountain area. The estimated proved reserves in the United States are 997 billion cubic feet of gas and 44,006,779 barrels of crude oil and condensate.

     The estimated Appalachian proved reserves as of December 31, 1997 for CNG Producing Company, which are included in the total Appalachian reserves disclosed earlier in this report, are 116 billion cubic feet of gas and 168,958 barrels of oil. In addition to the Appalachian area, CNG Producing Company conducts exploration and development programs in other areas, including the San Juan Basin in New Mexico. The San Juan Basin has a history of oil and gas production from conventional sources, but recent interest in the area stems from an unconventional source of gas supply. This interest is the Fruitland Coal formation, where CNG Producing Company and others are producing gas from the coal beds. The estimated San Juan Basin proved reserves of CNG Producing
Company as of December 31, 1997 are 7 billion cubic feet.

                                 SOUTHWEST GAS

     Consolidated's subsidiaries have gas supply contracts with various gas producing companies and marketing groups with remaining terms ranging from a few months to as long as eight (8) years. Purchase entitlements under these contracts total approximately 1,132 billion cubic feet, if all volumes are requested. This estimate gives no consideration to the estimated volumes of spot market gas which may be purchased in the future.
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                                                 RALPH E. DAVIS ASSOCIATES, INC.


Consolidated Natural Gas Company                               February 11, 1998
                                                                          Page 4


                                  GAS STORAGE

     The Company owns and operates 26 gas storage fields, five of which are owned and operated jointly with other companies. One storage field is owned and operated jointly with Texas Eastern, one with Tennessee, one with North Penn Gas, one with both Tennessee and National Fuel Gas Supply Corporation, and another with both Texas Eastern and Transcontinental. Consolidated's net injected gas stored at December 31, 1997, was 460 billion cubic feet (including 53 billion cubic feet of remaining non-recoverable native gas, and 60 billion cubic feet of non-recoverable base gas.)

     The proximity of these storage fields to principal markets and their high deliverability are important factors in enabling the Company to meet peak loads and daily requirements during the heating season, and permit the gas purchased to be taken relatively uniformly in summer and winter.

     There are additional depleted, or nearly depleted, gas fields in the Appalachian area which can be converted to storage fields if needed.

                            POTENTIAL SUPPLY SOURCES

     In order to meet the demands for gas in its market area over the long-term future, Consolidated may need additional supplies over those available from the sources discussed above. Other potential sources of gas could come from reserves in Alaska, Canada, and Mexico, liquefied natural gas from abroad, synthetic gas from coal or other feed stock and additional coalbed methane.

                             SUMMARY AND CONCLUSIONS

     We have estimated proved working interest crude oil and condensate reserves owned by Consolidated from sources in the United States and Canada at 50,724,031 barrels as of December 31, 1997, as follows:
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                                                 RALPH E. DAVIS ASSOCIATES, INC.


Consolidated Natural Gas Company                               February 11, 1998
                                                                          Page 5


                                                            Stock Tank Barrels
                                                            ------------------
Appalachian Field Reserves                                          250,409

CNG Producing Company
     Southwest                                                   50,304,664
     Appalachian                                                    168,958
                                                                 ----------
          Sub Total                                              50,473,622

TOTAL - OWNED OIL AND CONDENSATE RESERVES                        50,724,031

     We have estimated the gas reserves available to Consolidated from sources in the United States and Canada at 3,037 billion cubic feet as of December 31, 1997 as follows:

                                                                   Billion
                                                                  Cubic Feet
                                                                 at 14.73 psia
                                                                 -------------
Appalachian Field Reserves

     Company-Owned Wells                                                185
     Gas Purchase Contract Wells                                        262
     Gas in Storage Reservoirs                                          460
                                                                      -----
               Sub-Total                                                907

CNG Producing Company Reserves
     Company-Owned Wells
          Southwest                                                     882
          Appalachian                                                   116
                                                                      -----
               Sub-Total                                                998

Gas Supply Contracts                                                  1,132

TOTAL - CONTROLLED GAS RESERVES                                       3,037

     Consolidated's requirements for the twelve months ended December 31, 1997, including sales of gas produced in Canada, were approximately 1,118 billion cubic feet, compared to requirements of 744 billion cubic feet in 1996.
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                                                 RALPH E. DAVIS ASSOCIATES, INC.


Consolidated Natural Gas Company                               February 11, 1998
                                                                          Page 6


     Additional supplies are expected to become available from the Appalachian area, the Gulf Coast and other areas and from company-owned reserves.

     Potential sources of supply include additional gas from Canada, Mexico and Alaska, liquefied natural gas from abroad, gas from the reforming of liquid hydrocarbons such as naphtha and oil, gas from coal gasification and coalbed methane.

     The time at which these additional supplies will become available cannot be definitely predicted. However, Consolidated is in a favorable position to secure gas supplies from many directions, including its proven reserves, the volume of gas in underground storage, the prospects for additional supplies from its traditional supply areas, the several potential supply sources and the Company's own program to augment its supply.


                                            Yours very truly,

                                            RALPH E. DAVIS ASSOCIATES, INC.


                                            /s/ THOMAS N. SUDDERTH
                                            -------------------------------
                                                Thomas N. Sudderth
                                                President

TNS:sw
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                        RALPH E. DAVIS ASSOCIATES, INC.

                     CONSULTANTS-PETROLEUM AND NATURAL GAS
                          3555 TIMMONS LANE - SUITE 1105
                              HOUSTON, TEXAS 77027
                                 (713) 622-8955


                                 March 19, 1998


                       CONSENT OF INDEPENDENT GEOLOGISTS

     We hereby consent to the use of our report dated February 11, 1998, relating to the total gas supply and Company-owned oil and gas reserves of Consolidated Natural Gas Company, to be filed as an Exhibit to Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1997. We further consent to the filing hereof as an Exhibit to said Annual Report on Form 10-K.

     We also consent to the incorporation by reference into (i) the Registration Statements on Form S-3 (Nos. 33-63931, 333-10869 and 333-25347) and Form S-8 (Nos. 2-77204, 2-97948, 33-40478, 33-44892, 333-18783 and
333-33505) of Consolidated Natural Gas Company, and (ii) the prospectuses made a part thereof, of our estimates of Company-owned oil and gas reserves in the United States and Canada included in Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the references to us under the heading "Experts" in such Prospectuses.


                                             /s/ THOMAS N. SUDDERTH
                                             -------------------------
                                                 Thomas N. Sudderth